Exhibit 99.1

DERMTECH REPORTS FIRST-QUARTER 2023 FINANCIAL RESULTS

-Covered lives increased to 126 million
-Cash runway through the third quarter of 2024

SAN DIEGO – May 4, 2023 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported its first-quarter 2023 financial results.

“In the last few months, we had excellent overall progress with payers and strong execution by our commercial organization,” said John Dobak, M.D., CEO, DermTech. “We expanded coverage for the DermTech Melanoma Test (DMT) by nearly 40 percent since the end of 2022. Payer momentum remains strong across a broad mix of large and medium-sized regional payers, governmental payers, self-funded employer alliances and independent technology assessment organizations.”

Dr. Dobak continued, “We continue to see healthy signs for steadily improving average selling price (ASP) due to our recent increase in covered lives. We believe anchoring our effort around monetizing our already significant demand is the best way to reach a revenue inflection point and preserve our cash runway. We expect DMT volume to be roughly flat this year as we’ve shifted our focus to monetizing existing demand by increasing our proportion of reimbursed billable samples.”
Dr. Dobak concluded, “Prudently deploying our capital is a key priority as we push for additional savings in our cash expenses. Considering our adjusted operating plan and ability to access capital, we expect our cash runway to take us through the third quarter of 2024.”
First-Quarter 2023 Financial Results
•Billable sample volume grew 24 percent from the first quarter of 2022 to approximately 17,800.
•Test revenue was $3.4 million, down 3 percent from the first quarter of 2022, primarily due to changes in collection estimates for tests run in prior periods.
•Total revenue was $3.5 million, a 6 percent decrease from the first quarter of 2022, driven by lower contract revenue.
•Cost of test revenue was $3.8 million, a 7 percent increase from the first quarter of 2022, yielding a test gross margin of negative 11 percent, compared to 0 percent for the first quarter of 2022.

•Sales and marketing expenses were $15.4 million, roughly flat versus the first quarter of 2022.
•Research and development expenses were $4.4 million, a 30 percent decrease from the first quarter of 2022, largely due to lower employee-related and lab costs.
•General and administrative expenses were $11.9 million, a 39 percent increase from the first quarter of 2022. The increase was driven by higher infrastructure costs due to the Company’s new facility and higher employee-related expenses.
•Net loss was $31.3 million, or ($1.02) per share, which included $4.7 million of non-cash stock-based compensation expense, as compared to $30.1 million, or ($1.01) per share, for the first quarter of 2022, which included $3.9 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $108.4 million as of March 31, 2023. DermTech believes it has sufficient cash resources to fund its planned operations through the third quarter of 2024.
Other Business Highlights
•In March 2023, the Company presented four new posters at the 2023 American Academy of Dermatology (AAD) Annual Meeting. The four new posters included data on the development of a basal cell carcinoma diagnostic gene signature and evaluation of the DMT in higher Fitzpatrick Skin Types. The posters were titled:
◦Non-invasive detection of RNAs associated with basal cell carcinoma. Bahrami-Samani et al.
◦Pigmented lesion assay performance in Fitzpatrick Phototypes IV-VI. Rock et al.
◦Fitzpatrick Skin Phototypes: More than just skin deep. Xayavong et al.
◦An analysis of the average age of skin cancer reported by subjects with Fitzpatrick Phototypes I through VI. Herron et al.
Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, May 4, 2023. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.

About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics platform. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers and is developing products that assess inflammatory diseases and customize drug treatments. For additional information, please visit www.dermtech.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential growth, financial outlook and future financial performance, ability to monetize existing demand by increasing its proportion of reimbursed billable samples, ability to maintain or improve its operating efficiency and reduce operating expenses, the sufficiency of DermTech’s cash resources and runway and ability to access capital to fund its operating plan, implications and interpretations of any study results, expectations regarding agreements with or reimbursement or cash collection patterns from Medicare, government payers or commercial payers and related billing practices or number of covered lives, DermTech’s ability to expand its product offerings and develop pipeline products, and expectations regarding the search for, transition to and future contributions of a successor CEO. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare, government payers and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Test revenue	$3,425	$3,518
Contract revenue	52	200
Total revenues	3,477	3,718
Cost of revenues:
Cost of test revenue	3,791	3,530
Cost of contract revenue	30	24
Total cost of revenues	3,821	3,554
Gross (loss) profit	(344)	164
Operating expenses:
Sales and marketing	15,417	15,443
Research and development	4,409	6,338
General and administrative	11,875	8,574
Total operating expenses	31,701	30,355
Loss from operations	(32,045)	(30,191)
Other income/(expense):
Interest income, net	782	66
Change in fair value of warrant liability	(7)	17
Total other income	775	83
Net loss	$(31,270)	$(30,108)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	30,557,216	29,836,072
Net loss per share of common stock outstanding, basic and diluted	$(1.02)	$(1.01)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$48,438	$77,757
Short-term marketable securities	56,340	48,411
Accounts receivable	3,690	4,172
Inventory	1,574	1,757
Prepaid expenses and other current assets	2,348	3,940
Total current assets	112,390	136,037
Property and equipment, net	6,262	6,375
Operating lease right-of-use assets	54,800	56,007
Restricted cash	3,501	3,488
Other assets	168	168
Total assets	$177,121	$202,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,680	$2,419
Accrued compensation	7,556	7,894
Accrued liabilities	4,807	3,464
Short-term deferred revenue	242	109
Current portion of operating lease liabilities	1,756	1,634
Current portion of finance lease obligations	97	116
Total current liabilities	16,138	15,636
Warrant liability	12	5
Long-term finance lease obligations, less current portion	49	53
Operating lease liabilities, long-term	53,680	54,028
Total liabilities	69,879	69,722
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 31,088,911 and 30,297,408 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	461,845	456,171
Accumulated other comprehensive loss	(289)	(774)
Accumulated deficit	(354,317)	(323,047)
Total stockholders’ equity	107,242	132,353
Total liabilities and stockholders’ equity	$177,121	$202,075